Exhibit 99.1

South Shore Resources Retains Consulting Engineer

Providenciales, Turks & Caicos – August 08, 2008 - South Shore Resources Inc. (OTCBB: SSHO) (Frankfurt: SXB) (WKN: A0LD9H) today announced that John Colonna, P.Eng. has been retained by South Shore as a Consulting Engineer. Mr. Colonna will consult to the Company in the area of Hydrogen Fuel Generation.

Hydrogen Generating Modules for Internal Combustion Engines are symbiotic with any type of engine to enhance the combustion process, independent of the type of fuel used (gasoline, diesel, biodiesel, natural gas or ethanol). Hydrogen Generating Modules help to increase engine performance and gas mileage, while at the same time reducing exhaust emissions by electrolyzing a small amount of water which produces hydrogen and oxygen. The hydrogen and oxygen mixture is then injected into the engine’s intake manifold providing the fuel with clean burning energy.

Mr. Colonna brings over 30 years of project management to South Shore. He is a graduate of the University of Waterloo and holds a Masters Degree in Engineering along with a Masters Degree in Management Sciences. He has developed his distinguished industry reputation starting with Bell Canada where he rose to the position of Operations Manager for Southwestern Ontario. Mr.Colonna has held executive positions with Regional Governments in Southwestern Ontario. Mr. Colonna joins South Shore from Canadian Hydrogen Energy Company Ltd. where he was Manager of Technical Services.

About South Shore Resources Inc.:

South Shore Resources Inc. is a company engaged in the manufacturing, marketing, sales and distribution of products which are committed to fuel savings with the use of Hydrogen Generating Modules and related accessories to the transportation and automotive manufacturing industries which are either in development and/or the commercialization stages.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.southshoreresourcesinc.com.